EXHIBIT 4.32

ELDORADO GOLD HOLDINGS (BC) LTD.

AND

ELDORADO GOLD CORPORATION

AND

BRAZAURO RESOURCES CORPORATION

ARRANGEMENT AGREEMENT

DATED May 11, 2010

TABLE OF CONTENTS

Page

ARTICLE 1	INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	13
1.3	Number and Gender	13
1.4	Date for Any Action	13
1.5	Currency	14
1.6	Accounting Matters	14
1.7	Knowledge	14
1.8	Schedules	14

ARTICLE 2	THE ARRANGEMENT	14
2.1	Arrangement	14
2.2	Court Orders	14
2.3	U.S. Securities Law Matters	15
2.4	Brazauro Meeting	16
2.5	Brazauro Circular	17
2.6	Final Order	19
2.7	Court Proceedings	19
2.8	Effect on the Arrangement and Effective Date and Payment of Consideration	19
2.9	Preparation of Filings	19
2.10	Announcement and Shareholder Communications	20
2.11	Withholding Taxes	20
2.12	Canadian Tax Matters	20
2.13	U.S. Tax Matters	21

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BRAZAURO AND NEW BRAZAURO	21
3.1	Representations and Warranties or Brazauro	21
3.2	Survival of Representations and Warranties	37

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SUBCO AND ELDORADO	37
4.1	Representations and Warranties	37
4.2	Survival of Representations and Warranties	40

ARTICLE 5	COVENANTS OF BRAZAURO AND ELDORADO	41
5.1	Covenants of Brazauro Regarding the Conduct of Business	41
5.2	Covenants of Brazauro Relating to the Arrangement	44
5.3	Covenants of Eldorado Regarding the Performance of Obligations	45
5.4	Mutual Covenants	47
5.5	Pre-Acquisition Reorganization	47
5.6	Employment Agreements	49
5.7	Eldorado Guarantee	49

ARTICLE 6	CONDITIONS	49
6.1	Mutual Conditions Precedent	49
6.2	Additional Conditions Precedent to the Obligations of Subco and Eldorado	50
6.3	Additional Conditions Precedent to the Obligations of Brazauro	51
6.4	Satisfaction of Conditions	52

TABLE OF CONTENTS
(continued)
Page
ARTICLE 7	ADDITIONAL AGREEMENTS	52
7.1	Notice and Cure Provisions	52
7.2	Non-Solicitation	53
7.3	Right to Match	55
7.4	Expenses and Termination Fees	56
7.5	Spin-Off	57
7.6	Option Extension	58
7.7	Access to Information; Confidentiality	58
7.8	Insurance and Indemnification	58

ARTICLE 8	TERM, TERMINATION, AMENDMENT AND WAIVER	59
8.1	Term	59
8.2	Termination	59
8.3	Amendment	61
8.4	Waiver	61

ARTICLE 9	GENERAL PROVISIONS	62
9.1	Privacy	62
9.2	Notices	62
9.3	Governing Law; Waiver of Jury Trial	63
9.4	Injunctive Relief	63
9.5	Time of Essence	64
9.6	Entire Agreement, Binding Effect and Assignment	64
9.7	Severability	64
9.8	Counterparts, Execution	64

-ii-

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated May 11, 2010,

BETWEEN:

ELDORADO GOLD HOLDINGS (BC) LTD., a corporation incorporated under the laws of British Columbia (“Subco”)

- and -

ELDORADO GOLD CORPORATION, a corporation continued under the laws of Canada (“Eldorado”)

- and -

BRAZAURO RESOURCES CORPORATION, a corporation incorporated under the laws of British Columbia (“Brazauro”)

WHEREAS:

A.           Eldorado wishes to acquire, indirectly through its wholly-owned subsidiary, Subco, all of the outstanding securities of Brazauro which it does not already own, in exchange for common shares of Eldorado;

B.           The Parties have agreed, in connection with Eldorado’s acquisition of all of the securities of Brazauro, to effect the transfer of the Spin-Off Property (as hereinafter defined) to New Brazauro, such that New Brazauro shall be owned by and in the same proportion as held by Brazauro Shareholders (as hereinafter defined), other than Eldorado, immediately prior to the Effective Time (as hereinafter defined); and

C.           The Parties have determined that the transactions contemplated by this Agreement will be effected by means of a Plan of Arrangement under the BCBCA (as hereinafter defined) and Brazauro has agreed to submit the Plan of Arrangement and other transactions contemplated by this Agreement for approval by the Brazauro Securityholders (as hereinafter defined) and the Supreme Court of British Columbia.

THIS AGREEMENT WITNESSES THAT in consideration of the recitals and the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest, or inquiry from any person (other than Eldorado or any of its affiliates) after the date hereof relating to:

(a)	any acquisition or sale, direct or indirect (including by way of option or joint venture), of:

(i)
the assets of Brazauro and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Brazauro and its subsidiaries; or

(ii)
20% or more of any voting or equity securities of Brazauro or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Brazauro and its subsidiaries;

(b)	any take-over bid, tender offer or exchange offer for any class of voting or equity securities, or any securities exchangeable for or convertible into voting or equity securities, of Brazauro; or

(c)
a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Brazauro or any of its subsidiaries;

“affiliate” has the meaning ascribed to it in the Securities Act;

“Agreement” means this arrangement agreement, together with the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Agua Branca” means Brazauro’s project consisting of approximately 9,356 hectares of exploration licenses in the Tapajos region of Para state, Brazil;

“Approvals” means the approvals listed on Schedule 5.15.1(r) to the Disclosure Letter;

“Acquired Interest” has the meaning ascribed to it in Schedule G hereto;

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Brazauro and Eldorado, each acting reasonably;

“Arrangement Resolution” means the special resolution of the Brazauro Securityholders approving the Plan of Arrangement which is to be considered at the Brazauro Meeting and is to be substantially in the form and content of Schedule B hereto;

“Assumed Spin-off Liabilities” means all liabilities of Brazauro directly related to the Spin-off Property and pursuant to Section 5.3(e);

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“BCSC” means the British Columbia Securities Commission, and includes any successor thereto;

“Brazauro 2008 Warrants” means the outstanding warrants to purchase Brazauro Shares issued to Eldorado in July 2008, each entitling the holder thereof to acquire, upon due exercise and payment of the exercise price of $1.00, one Brazauro Share on or prior to January 24, 2011;

“Brazauro 2009 Warrants” means the outstanding warrants to purchase Brazauro Shares issued on November 3, 2009, each entitling the holder thereof to acquire, upon due exercise and payment of the exercise price of $1.00, one Brazauro Share on or prior to May 3, 2011, other than the Brazauro Agent’s Warrants but including any warrants issued upon the exercise of the Brazauro Agent’s Warrants;

“Brazauro Agent’s Warrants” means the outstanding warrants to purchase units of Brazauro issued to M Partners Inc. and Industrial Alliance Securities Inc. on November 3, 2009, each entitling the holder thereof to acquire, upon due exercise and payment of the exercise price of $0.65, one unit of Brazauro, each unit consisting of one Brazauro Share and one half of one Brazauro 2009 Warrant and each whole Brazauro 2009 Warrant entitling the holder thereof to acquire one Brazauro Share;

“Brazauro Benefit Plans” has the meaning ascribed to it in Section 3.1(aa)(i);

“Brazauro Board” means the board of directors of Brazauro as the same is constituted from time to time;

“Brazauro Circular” means the notice of the Brazauro Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Brazauro Securityholders in connection with the Brazauro Meeting, as amended, supplemented or otherwise modified from time to time;

“Brazauro Convertible Securities” means the Brazauro Options, the Brazauro 2008 Warrants and the Brazauro Warrants;

“Brazauro Counsel” means legal counsel to Brazauro;

“Brazauro Financial Statements” has the meaning ascribed to it in Section 3.1(k);

“Brazauro Meeting” means the special meeting of Brazauro Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Brazauro Option” means an option to purchase Brazauro Shares granted under the Brazauro Stock Option Plan;

“Brazauro Optionholders” means the holders of Brazauro Options;

“Brazauro Public Disclosure Record” means all documents and information filed by Brazauro under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR) and with the SEC, during the three years prior to the date hereof;

“Brazauro Securityholders” means the Brazauro Shareholders, Brazauro Optionholders and Brazauro Warrantholders;

“Brazauro Securityholder Approval” has the meaning ascribed to it in Section 2.2(a)(ii);

“Brazauro Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated November 28, 2008 between Brazauro and Computershare Investor Services Inc., as amended May 14, 2009;

“Brazauro Shareholders” means the holders of Brazauro Shares;

“Brazauro Shares” means the common shares in the capital of Brazauro, as currently constituted;

“Brazauro Stock Option Plan” means the 2003 Stock Option Plan, as most recently amended on August 8, 2008;

“Brazauro Warrants” means the Brazauro 2009 Warrants and the Brazauro Agent’s Warrants;

“Brazauro Warrantholders” means the holders of Brazauro Warrants;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario, or Vancouver, British Columbia;

“Change in Recommendation” has the meaning ascribed to it in Section 8.2.1(c)(i);

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Concessions” means any mining concession, claim, lease, licence, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which Brazauro or any of its subsidiaries owns or has a right or option to acquire or use, all as listed in Schedule E hereto;

“Confidentiality Agreement” means the letter agreement between Brazauro and Eldorado dated May 9, 2010;

“Contract” means any contract, agreement, license, franchise, lease, arrangement or other right or obligation to which Brazauro or any of its subsidiaries is a party or by which Brazauro or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

 “Converted Eldorado Options” means the options to purchase Eldorado Shares issued to each of the Brazauro Optionholders in exchange for and on substantially the same terms as their original Brazauro Options, with their exercise price and number adjusted with reference to the Share Exchange Ratio, as set out in the Plan of Arrangement;

“Converted Eldorado Warrants” means the warrants to purchase Eldorado Shares issued to each of the Brazauro Warrantholders in exchange for and on substantially the same terms as their Brazauro Warrants, with their exercise price and number adjusted with reference to the Share Exchange Ratio, as set out in the Plan of Arrangement;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or financial institution agreed to in writing between Eldorado and Brazauro for the purpose of, among other things, exchanging certificates representing Brazauro Shares for certificates representing Eldorado Shares;

“Disclosure Letter” means the disclosure letter executed by Brazauro and delivered to Subco and Eldorado in connection with the execution of this Agreement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Eldorado Counsel” means legal counsel to Eldorado;

“Eldorado Financial Statements” has the meaning ascribed to it in Section 4.1(h);

“Eldorado Option” means an option to purchase Eldorado Shares granted under the Eldorado Option Plans;

“Eldorado Public Disclosure Record” means all documents and information filed by Eldorado under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR) and EDGAR, during the three years prior to the date hereof;

“Eldorado Shareholders” means the holders of Eldorado Shares;

“Eldorado Shares” means common shares in the capital of Eldorado as currently constituted;

“Eldorado Option Plans” means collectively, the Incentive Stock Option Plan Officers and Directors, amended and restated as of May 7, 2009 and the Incentive Stock Option Plan Employees, Consultants and Advisors, amended and restated as of May 7, 2009;

“Environmental Laws” means all applicable federal, provincial, state, local and foreign Laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

“Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, responses, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Exchanges” means the TSX, NYSE and the TSX-V;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to the Parties, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both Brazauro and Eldorado, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Brazauro and Eldorado, each acting reasonably) on appeal;

“GAAP” means Canadian generally accepted accounting principles;

“Governmental Entity” means:

(a)
any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)	any subdivision, agent, commission, board or authority of any of the foregoing;

(c)
any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

(d)	any stock exchange, including the Exchanges;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” means any licenses for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information of Brazauro as set out in the Disclosure Letter;

“Interim Order” means the interim order of the Court, in a form acceptable to the Parties, acting reasonably, providing for, among other things, the calling and holding of the Brazauro Meeting, as the same may be amended by the Court with the consent of Brazauro and Eldorado, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act, as amended from time to time;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities as set out in Schedule C hereto;

“Key Third Party Consents” means those consents, approvals and notices required from any third party, including from customers, to proceed with the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement and in respect of any Contracts of Brazauro or any of its subsidiaries and as set out in Schedule D hereto;

“Lands” means all interests in real and immoveable property interests, including licenses, leases, rights of way, surface rights, easements, permits permitting the use of land or other real property interests (but excluding the Concessions) which Brazauro or any of its subsidiaries owns or has an interest in or has an option or other right to acquire, all as indicated in Schedule F hereto;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Locked-Up Shareholders” means each of the senior officers and directors of Brazauro;

“Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with other such changes, effects, events or occurrences, is or would reasonably be expected to be material and adverse to the business, prospects, results of operations or financial condition of Brazauro and its subsidiaries, taken as a whole, except any change, effect, event or occurrence resulting from or relating to:

(a)
the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder or communication by Eldorado of its plans or intentions with respect to Brazauro and/or any of its subsidiaries;

(b)	changes in the global economy or the securities markets in general;

(c)	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism;

(d)
any change in applicable Laws or in the interpretation thereof by any Governmental Entity provided that it does not have a materially disproportionate  effect on Brazauro relative to comparable exploration and/or mining companies;

(e)	any change in GAAP;

(f)	any natural disaster;

(g)
changes affecting the mining industry generally or the price of gold, provided that such changes do not have a materially disproportionate effect on Brazauro relative to comparable mining and/or exploration companies;

(h)	any change in the price of gold;

(i)	any changes relating to relative currency exchange rates of the currencies in Canada, Brazil or the U.S.;

(j)
any decrease in the market price or any decline in the trading volume of Brazauro Shares on the TSX-V (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

“Material Contracts” means any contract:

(a)	if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Brazauro;

(b)
under which Brazauro or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $100,000 in the aggregate;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $100,000;

(d)	providing for the establishment, organization or formation of any joint ventures;

(e)	under which Brazauro or any of its subsidiaries is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the contract;

(f)	that limits or restricts Brazauro or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect; or

(g)	that is otherwise material to Brazauro and its subsidiaries, considered as a whole; and, for greater certainty, includes the Material Contracts listed in Schedule 3.1(s) to the Disclosure Letter;

“material fact” has the meaning ascribed to it in the Securities Act;

“MD&A” means management’s discussion and analysis;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, including, without limitation, diamonds and uranium, which may be lawfully explored for, mined and sold pursuant to Mineral Rights and other instruments of title;

“Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purposes of searching for, developing or extracting Minerals under any forms of mineral title recognized under the laws applicable in Para State, Brazil, whether contractual, statutory or otherwise or any interest therein;

“New Brazauro” means a Company to be incorporate under the BCBCA by Brazauro not less than 5 days prior to the day on which the Interim Order is sought;

“New Brazauro Accession” has the meaning ascribed thereto in Section 5.2(b);

“New Brazauro Shares” means the common shares in the capital of New Brazauro;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NYSE” means the New York Stock Exchange;

“Option Agreement” has the meaning ascribed to it in Section 7.5.3;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual;

“Other Rights” means any interest in real property, whether freehold, leasehold, licence, right of way, easement or any other surface or other right in relation to real property and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights;

“Outside Date” means November 15, 2010, or such later date as may be agreed to in writing by the Parties;

“Parties” means Brazauro, Subco and Eldorado, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity;

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Piranhas” means Brazauro’s project consisting of approximately 20,688 hectares and surrounding 7,229 hectares, located in Pará State, Brazil;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, and any amendments or variations thereto made in accordance with Section 8.3 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Brazauro and Eldorado, each acting reasonably, and any amendment thereto;

“Pre-Acquisition Reorganization” has the meaning ascribed to it in Section 5.5(a);

“Record Date” has the meaning ascribed to it in the Plan of Arrangement;

“Regulatory Authorities” has the meaning ascribed to it in Section 3.1(z)(i);

“Regulatory Authorizations” has the meaning ascribed to it in Section 3.1(z)(ii);

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Response Period” has the meaning ascribed to it in Section 7.3.1(b);

“Retained Project” means Agua Branca, Piranhas and the Tocantinzinho Project;

“Retained Property” means Agua Branca, Piranhas, the Tocantinzinho Project, all cash, marketable securities and liquid assets of Brazauro and the liabilities related thereto;

“Returns” means all reports, forms, elections, information statements and returns (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes;

“ROFO Expiry Date” has the meaning ascribed to it in Section 7.5.3;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada;

“Securities Laws” means the Securities Act, together with all other applicable provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Senior Locked-Up Shareholders” has the meaning ascribed to it in Section 6.2(d);

“Share Exchange Ratio” shall have the meaning ascribed to such term in the Plan of Arrangement;

“Spin-off Property” means all assets and liabilities of Brazauro (including the Assumed Spin-Off Liabilities and all corporate opportunities and prospects of Brazauro, including “Project Phoenix”, which have been disclosed in the Disclosure Letter) other than the Retained Property;

“SRP Rights” means the rights attached to the Brazauro Shares issued pursuant to the Brazauro Shareholder Rights Plan;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal made after the date of this Agreement (and not obtained in violation of Section 7.2) that relates to 100% of the outstanding Brazauro Shares (other than Brazauro Shares owned by the Person making the Superior Proposal) or all or substantially all of the consolidated assets of Brazauro and its subsidiaries and:

(a)	that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal;

(b)
that, in the case of an Acquisition Proposal to acquire the outstanding Brazauro Shares, is made available to all Brazauro Shareholders on the same terms and conditions (other than in the case of an asset transaction);

(c)
in respect of which, to the extent necessary, financing commitment letters reasonably satisfactory to the Brazauro Board are provided from the sources of financing to be used to complete the transaction contemplated by such proposal establishing that such financing is available without delays or conditions (other than the conditions attached to such Acquisition Proposal);

(d)	is not subject to a due diligence condition; and

(e)	in respect of which the Brazauro Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, that:

(i)	failure to recommend such Acquisition Proposal to the holders of Brazauro Shares would be inconsistent with its fiduciary duties under applicable Law; and

(ii)
having regard for all of its terms and conditions, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the holders of Brazauro Shares than the Arrangement, after taking into account any change to the Arrangement proposed by Eldorado pursuant to Section 7.3;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“Taxes” means any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including Canadian, United States and Brazilian federal, provincial and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, United States, Canada, British Columbia, Brazil and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not;

“Termination Fee” means the sum of $4.8 million;

“Tocantinzinho Project” means the Tocantinzinho property in Brazil, as described in Schedule A to the Option Agreement;

“Termination Fee Event” has the meaning ascribed to it in Section 7.4.3;

“TSX” means the Toronto Stock Exchange;

“TSX-V” means the TSX Venture Exchange;

“Transaction Personal Information” has the meaning ascribed to it in Section 9.1;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Person” has the meaning ascribed to it in Regulation S of the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933 as the same has been and hereinafter from time to time may be amended;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as the same has been and hereinafter from time to time may be amended; and

“Voting Agreements” means the voting agreements (including all amendments thereto) between Eldorado, Subco and the Locked-Up Shareholders setting forth the terms and conditions upon which they have agreed to vote their Brazauro Shares, Brazauro Warrants and Brazauro Options (including those issuable on the exercise of Brazauro Convertible Securities) in favour of the Arrangement Resolution.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Brazauro shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of Brazauro required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7	Knowledge

In this Agreement, where any representation or warranty is expressly qualified by reference to the knowledge of any Party, such Party confirms that it has made due and diligent enquiry of such persons (including appropriate officers, employees and consultants, as applicable) as is reasonable, taking into account the matters that are the subject of the representations and warranties.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Key Regulatory Approvals
Schedule D	-	Key Third Party Consents
Schedule E	-	Concessions
Schedule F	-	Lands
Schedule G	-	New Brazauro Representations, Warranties and Covenants

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.  The closing of the transactions contemplated hereby shall take place at the offices of Eldorado Counsel in Vancouver, British Columbia at the Effective Time on the Effective Date.

2.2	Court Orders

Brazauro shall apply to the Court, in a manner acceptable to Eldorado and Subco, acting reasonably, pursuant to section 291 of the BCBCA for the Interim Order and the Final Order as follows:

(a)
As soon as reasonably practicable following the date of execution of this Agreement, Brazauro shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall provide, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Brazauro Meeting and for the manner in which such notice is to be provided;

(ii)	that the requisite approval for the Arrangement Resolution shall be:

(A)
at least two-thirds of the votes cast at the Brazauro Meeting in person or by proxy by the Brazauro Securityholders voting together as one class on the basis of one vote per Brazauro Share, one vote per Brazauro Option (vested and not yet vested) and one vote per Brazauro Warrant held;

(B)	at least two-thirds of the votes cast at the Brazauro Meeting in person or by proxy by the Brazauro Shareholders voting as one class; and

(C)
a simple majority of the votes cast at the Brazauro Meeting in person or by proxy by Brazauro Shareholders excluding the votes cast in respect of Brazauro Shares beneficially owned or over which control or direction is exercised by Eldorado and any of its related parties (as defined in MI 61-101) or joint actors (as defined in MI 61-101), and such other Brazauro Shareholders excluded by MI 61-101,

(the “Brazauro Securityholder Approval”);

(iii)
that in all other respects, the terms, conditions and restrictions of the Brazauro constating documents, including quorum requirements and other matters, shall apply in respect of the  Brazauro Meeting;

(iv)	for the grant of Dissent Rights only to the Brazauro Shareholders who are registered holders of Brazauro Shares and Brazauro Warrantholders;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Brazauro Meeting may be adjourned from time to time by management of Brazauro with the consent of Eldorado without the need for additional approval of the Court;

(vii)	that the Record Date for Brazauro Securityholders entitled to notice of and to vote at the Brazauro Meeting will not change in respect of any adjournment(s) of the Brazauro Meeting; and

(b)
subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

2.3	U.S. Securities Law Matters

The parties agree that the Arrangement will be carried out with the intention that all Eldorado Shares, Converted Eldorado Options and Converted Eldorado Warrants issued on completion of the Arrangement to the Brazauro Securityholders will be issued by Eldorado in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S.

Securities Act (the “Section 3(a)(10) Exemption”).  In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Brazauro Securityholders subject to the Arrangement;

(d)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Brazauro Securityholders;

(e)
each Brazauro Securityholder entitled to receive Eldorado Shares, Converted Eldorado Options or Converted Eldorado Warrants on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Brazauro Securityholders will be advised that the Eldorado Shares, Converted Eldorado Options and Converted Eldorado Warrants issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued  by Eldorado in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act may be applicable with respect to securities issued to affiliates of Eldorado;

(g)
the Interim Order approving the Brazauro Meeting will specify that each Brazauro Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Eldorado Gold Corporation, pursuant to the Plan of Arrangement.”

2.4	Brazauro Meeting

(a)
Subject to the terms of this Agreement, Brazauro agrees to convene and conduct the Brazauro Meeting in accordance with the Interim Order, Brazauro’s notice of articles and articles and applicable Law on or before July 15, 2010 or as soon as reasonably practicable thereafter.

(b)
Subject to the terms of this Agreement, Brazauro will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by Eldorado, using proxy solicitation services.

(c)
Brazauro will advise Eldorado as Eldorado may reasonably request, and at least on a daily basis on each of the last 10 business days prior to the date of the Brazauro Meeting, as to the aggregate tally of the proxies received by Brazauro in respect of the Arrangement Resolution.

(d)
Brazauro will promptly advise Eldorado of any written notice of dissent or purported exercise by any Brazauro Shareholder or Brazauro Warrantholder of Dissent Rights received by Brazauro in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Brazauro and, subject to applicable Law, any written communications sent by or on behalf of Brazauro to any Brazauro Shareholder or Brazauro Warrantholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(e)
Upon receipt by Brazauro from Eldorado of all necessary documents required to be executed by it, Brazauro will use its best efforts to prepare or cause to be prepared and provide to Eldorado lists of the holders of all classes and series of securities of Brazauro, including lists of the Brazauro Securityholders, as well as a security position listing from each depositary of its securities, including The Canadian Depositary for Securities Limited and The Depository Trust Company, within five business days after the date hereof and will obtain and deliver to Eldorado thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(f)
As soon as reasonably practicable following execution of this Agreement and in any event not later than June 23, 2010, Brazauro will convene a meeting of the Brazauro Board to approve the Brazauro Circular.

2.5	Brazauro Circular

(a)
Brazauro shall prepare the Brazauro Circular in compliance with the Securities Laws and file on a timely basis, and in any event on or before June 23, 2010, the Brazauro Circular with respect to the Brazauro Meeting in all jurisdictions where the same is required to be filed and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof and containing sufficient detail to enable securityholders to form a reasoned judgement concerning the Arrangement.  Without limiting the generality of the foregoing, Brazauro shall, in consultation with Eldorado, use all commercially reasonable efforts to abridge the timing contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, as provided in section 2.20 thereof (it being agreed that such efforts shall not necessarily include the making of an application for a waiver or exemption from such National Instrument).

(b)
Brazauro shall ensure that the Brazauro Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Brazauro Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating to Eldorado and its affiliates, including Eldorado Shares) and shall provide Brazauro Securityholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Brazauro Meeting.

(c)
Subject to Section 7.2, the Brazauro Circular will include the recommendation of the Brazauro Board that Brazauro Securityholders vote in favour of the Arrangement Resolution, and a statement that certain directors of Brazauro intend to vote all of their respective Brazauro Securities (including any Brazauro Shares issued upon the exercise of any Brazauro Options) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Voting Agreements.

(d)	The terms of the Brazauro Circular shall comply with the terms of this Agreement.

(e)
Eldorado will furnish to Brazauro all such information regarding Eldorado, its affiliates and the Eldorado Shares, as may be required to meet the requirements of Section 14.2 of Form 51-102 F5) in the preparation of the Brazauro Circular and other documents related thereto.

(f)
Eldorado and Eldorado Counsel shall be given a reasonable opportunity to review and comment on the Brazauro Circular, prior to the Brazauro Circular being printed, mailed to Brazauro Shareholders and filed with the Securities Authorities, and Brazauro shall incorporate all reasonable comments (as determined by Brazauro Counsel, acting reasonably) made by Eldorado and Eldorado Counsel, provided that all information relating solely to Eldorado included in the Brazauro Circular shall be in form and substance satisfactory to Eldorado, acting reasonably. Brazauro shall provide Eldorado with a final copy of the Brazauro Circular prior to the mailing to the Brazauro Shareholders.

(g)
Brazauro and Eldorado shall each promptly notify each other if at any time before the Effective Date it becomes aware (in the case of Brazauro only with respect to Brazauro and New Brazauro and in the case of Eldorado only with respect to Subco or Eldorado) that the Brazauro Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Brazauro Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Brazauro Circular, as required or appropriate, and Brazauro shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Brazauro Circular to Brazauro Securityholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.

(h)
Eldorado shall be responsible for all information in the Brazauro Circular regarding Eldorado and its affiliates (other than any information provided by Brazauro to Eldorado or obtained from the Brazauro Public Disclosure Record for the purposes of describing the resulting issuer following the Effective Time).  New Brazauro shall be responsible for all information in the Brazauro Circular regarding Brazauro and its affiliates prior to the Effective Time, including all information provided to Eldorado or obtained from the Brazauro Public Disclosure Record for the purposes of describing the resulting issuer following the Effective Time.  For greater certainty, Eldorado shall not be responsible for any information in the Brazauro Circular relating to Brazauro or New Brazauro.

2.6	Final Order

If the Interim Order is obtained, the Arrangement Resolution is passed at the Brazauro Meeting by Brazauro Securityholders as provided for in the Interim Order and as required by applicable Law, and the Key Regulatory Approvals are obtained, and subject to the terms of this Agreement, Brazauro shall, as soon as reasonably practicable thereafter and, in any event, within three business days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.7	Court Proceedings

Subject to the terms of this Agreement, Eldorado and Subco will cooperate with, assist and consent to Brazauro seeking the Interim Order and the Final Order, including by providing Brazauro on a timely basis any information required to be supplied by Eldorado in connection therewith. Brazauro will provide Eldorado Counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments provided that all information relating solely to Eldorado in such material shall be in form and substance satisfactory to Eldorado. Brazauro will also provide Eldorado Counsel on a timely basis with copies of any appearance, response or other responsive material or notice of intent to oppose and any evidence served on Brazauro or Brazauro Counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom.  Subject to applicable Law, Brazauro will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Eldorado’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Eldorado to agree or consent to any increase in consideration or other modification or amendment to such filed or served materials that expands or increases Eldorado or Subco’s obligations set forth in any such filed or served materials or under this Agreement.

2.8	Effect on the Arrangement and Effective Date and Payment of Consideration

2.8.1                      Subject to the satisfaction or, where not prohibited and subject to applicable Law,  the waiver of the conditions set forth in Article 6 by the applicable Party for whose benefit such conditions exist (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), upon the Arrangement Resolution having been approved and adopted by the Brazauro Securityholders at the Brazauro Meeting, in accordance with the Interim Order and Brazauro obtaining the Final Order, the Arrangement shall be effective at the Effective Time on the Effective Date.

2.8.2                      Eldorado will, following receipt of the Final Order and prior to the Effective Time, make arrangements for the Depositary to be provided with sufficient Eldorado Shares to satisfy its obligations under the Arrangement.

2.9	Preparation of Filings

Eldorado and Brazauro shall co-operate in the preparation of any application for the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement.
2.10	Announcement and Shareholder Communications

Eldorado and Brazauro shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by the Parties, the text and timing of each such announcement to be approved by Eldorado and Brazauro in advance, acting reasonably. Eldorado and Brazauro agree to co-operate in the preparation of presentations, if any, to Brazauro Securityholders regarding the Plan of Arrangement, and no Party shall:

(a)
issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or

(b)
make any filing with any Governmental Entity or with the Exchanges with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing, provided that all information relating solely to Eldorado shall be in form and substance satisfactory to Eldorado.

2.11	Withholding Taxes

Eldorado, Brazauro and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person hereunder and from all dividends or other distributions otherwise payable to any former Brazauro Securityholder such amounts as Eldorado, Subco, Brazauro or the Depositary may be required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes.  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.12	Canadian Tax Matters

The Arrangement is intended to create the opportunity to increase the Canadian tax basis of the Brazauro assets under Sections 88(1)(c) and (d) of the Tax Act, and each Party hereto agrees to act in a manner that is consistent with the intention to create and maintain this opportunity.  The Arrangement is intended to have these additional Canadian tax results:

(a)
Brazauro will undergo a share capital reorganization which creates an additional class of shares and Eldorado will exchange the Brazauro Shares that it currently holds for the newly created class of shares in a tax deferred manner contemplated by Sections 51, 85(1) or 86 of the Tax Act;

(b)	the transfer of the Spin-Off Property to New Brazauro will happen at fair market value and may not be eligible for tax deferred treatment;

(c)	the distribution of the New Brazauro Shares to Brazauro Shareholders shall be treated as a capital repayment that is not treated as a dividend under the Tax Act;

(d)
the Brazauro Shares will be transferred to Subco in exchange for the issuance of Eldorado Shares to the Brazauro Shareholders and such transfer of Brazauro Shares will not be eligible for tax-deferred treatment for the Brazauro Shareholders under the Tax Act;

(e)
Brazauro Shareholders may elect, prior to implementation of the Arrangement, to have their Brazauro Shares transferred to Eldorado directly in exchange for the issuance of Eldorado Shares, and such transfer will be eligible for tax deferred treatment for the Brazauro Shareholders under the Tax Act;

(f)
the Brazauro Options will be exchanged for Converted Eldorado Options as set out in the Plan of Arrangement and such exchange will be eligible for tax-deferred treatment for the Brazauro Optionholders under the Tax Act to the extent any Brazauro Option is granted under s.7 of the Tax Act; and

(g)
the Brazauro Warrants will be exchanged for Converted Eldorado Warrants as set out in the Plan of Arrangement and such exchange will not be eligible for tax-deferred treatment for the Brazauro Warrantholders under the Tax Act.

2.13	U.S. Tax Matters

                      The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.  Each Party, to the extent it is required to make any filings in the United States, agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Internal Revenue Code, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by Law, as determined by such Party in its sole discretion.  Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that neither Eldorado nor Brazauro provide any assurances to any Brazauro Securityholders regarding the United States federal income tax consequences of the Arrangement to any Brazauro Securityholder.

2.13.1            The parties agree to use commercially reasonable efforts to amend the Plan of Arrangement if necessary, so that the Plan of Arrangement qualifies as a reorganization within the meaning of Section 368(a) of the Code; provided however, that no Party shall be required to use commercially reasonable efforts to amend the Plan of Arrangement or agree to an amendment to the Plan of Arrangement if such amendment would result in a materially adverse or potentially materially adverse tax realization, payment or other tax event to that party or if such amendment would be in violation of the Party’s governing laws and regulatory provisions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BRAZAURO

3.1	Representations and Warranties of Brazauro

Brazauro hereby represents and warrants to and in favour of Subco and Eldorado as follows, except to the extent that such representations and warranties are qualified by the Disclosure

Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that Subco and Eldorado are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Board Approval.  As of the date hereof, the Brazauro Board, after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is fair to the Brazauro Securityholders and is in the best interests of Brazauro and has resolved to recommend to the Brazauro Securityholders that they vote in favour of the Arrangement Resolution.  The Brazauro Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)
Fairness Opinion. The Brazauro Board has received oral confirmation that it will receive the written opinion of BMO Nesbitt Burns Inc., the Brazauro Board’s financial advisor, to the effect that, as of the date of such opinion, subject to the assumptions and limitations set out therein, the consideration to be received by the Brazauro Shareholders (other than Eldorado and its affiliates) in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to such Brazauro Shareholders other than Eldorado, and a written fairness opinion is to be included in the Brazauro Circular.

(c)
Organization and Qualification. Brazauro and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.  Brazauro and each of its subsidiaries:

(i)
except as disclosed in Schedule 3.1(c) of the Disclosure Letter, has all material Permits necessary to conduct its business substantially as now conducted or as intended to be conducted as disclosed in the Brazauro Public Disclosure Record, except where the failure to hold such Permits would not individually or in the aggregate have a Material Adverse Effect; and

(ii)
is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(d)
Authority Relative to this Agreement.  Brazauro has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Brazauro and the performance by Brazauro of its obligations under this Agreement have been duly authorized by the Brazauro Board and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by Brazauro and constitutes a legal, valid and binding obligation of Brazauro, enforceable against Brazauro in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary.

(e)
No Violation.  None of the authorization, execution and delivery of this Agreement by Brazauro, the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement, the performance of its obligations thereunder, nor compliance by Brazauro with any of the provisions hereof will:

(i)
violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of the Key Third Party Consents (which are the only consents, approvals and notices required from any third party under any Contracts of Brazauro or any of its subsidiaries in order for Brazauro and its subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement), any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Brazauro or any of its subsidiaries, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on Brazauro or any of its subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective articles, charters or by-laws or other comparable organizational documents; or

(B)
any Permit or Material Contract to which Brazauro or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Brazauro or any of its subsidiaries is bound; or

(ii)	subject to obtaining the Key Regulatory Approvals,

(A)
result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Brazauro or any of its subsidiaries or any of their respective properties or assets; or

(B)
cause the suspension or revocation of any Permit currently in effect in regard of Brazauro or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens or any consents (expressly excluding the Key Third Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect).

(iii)
give rise to any rights of first refusal or, except as disclosed in Section 3.1(e) of the Disclosure Letter, trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of Brazauro’s assets or the assets of any of its subsidiaries; or

(iv)	result in the imposition of any Liens upon any assets of Brazauro or any of its subsidiaries.

(f)
Capitalization.  The authorized share capital of Brazauro consists of an unlimited number of Brazauro Shares. As of the close of business on May 11, 2010, there are issued and outstanding 93,197,320 Brazauro Shares. As of the close of business on May 11,  2010, an aggregate of up to 18,673,678 Brazauro Shares are issuable upon the exercise of 9,731,059 Brazauro Options, 4,400,000 Brazauro 2008 Warrants, 4,067,439 Brazauro 2009 Warrants and 475,180 Brazauro Agent’s Warrants and there are no options, warrants, conversion privileges or other rights, shareholder rights plans (other than the Brazauro Shareholder Rights Plan), agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Brazauro of any securities of Brazauro (including Brazauro Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Brazauro (including Brazauro Shares) or of any subsidiary of Brazauro.  Other than the Brazauro Shares and the Brazauro Convertible Securities, there are no securities of Brazauro outstanding.  All outstanding Brazauro Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Brazauro Shares issuable upon the exercise of Brazauro Convertible Securities in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Brazauro (including the Brazauro Shares and the Brazauro Convertible Securities) have been issued in compliance with all applicable Laws and Securities Laws.  Other than the Brazauro Convertible Securities, there are no securities of Brazauro or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Brazauro Shareholders on any matter.  Except as disclosed in Schedule 3.1(f) of the Disclosure Letter, there are no outstanding contractual or other obligations of Brazauro or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries, other than the Brazauro Options. There are no outstanding bonds, debentures or other evidences of indebtedness of Brazauro or any of its subsidiaries having the right to vote with the holders of the outstanding Brazauro Shares on any matters.

(g)	Brazauro Shareholder Rights Plan. Brazauro has taken all corporate action required for it to perform its obligations under Section 5.2(a) hereof.

(h)
Reporting Status and Securities Laws Matters.  Brazauro is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in British Columbia, Alberta and Ontario and is required to file reports pursuant to Section 13 or Section 15(d) of the U.S. Exchange Act.  No delisting, suspension of trading in or cease trading order with respect to any securities of Brazauro and, to the knowledge of Brazauro, no inquiry or investigation (formal or informal) of any Securities Authority or the SEC, is in effect or ongoing or, to the knowledge of Brazauro, expected to be implemented or undertaken.

(i)
Ownership of Subsidiaries.  Schedule 3.1(i) of the Disclosure Letter includes complete and accurate lists of all subsidiaries owned, directly or indirectly, by Brazauro, each of which is wholly-owned other than as disclosed in Schedule 3.1(i) of the Disclosure

Letter.  All of the issued and outstanding shares of capital stock and other ownership interests in the subsidiaries of Brazauro are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Brazauro are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the subsidiaries of Brazauro, except as disclosed in Schedule 3.1(i) of the Disclosure Letter. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of Brazauro to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. Except as otherwise disclosed in Schedule 3.1(i) of the Disclosure Letter there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in any subsidiaries of Brazauro. All ownership interests of Brazauro and its subsidiaries are owned free and clear of all Liens of any kind or nature whatsoever held by third parties.

(j)
Public Filings.  Brazauro has filed all documents in the Brazauro Public Disclosure Record required to be filed by it in accordance with applicable Securities Laws, other than documents and information filed with the SEC, the Securities Authorities or the TSX-V.  Brazauro has filed all documents in the Brazauro Public Disclosure Record required to be filed with or furnished to the SEC.  All such documents and information comprising the Brazauro Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto):

(i)
did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(ii)
with respect to the documents and information filed on SEDAR, complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Brazauro Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX-V. Brazauro has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential; and

(iii)	with respect to the documents and information filed with the SEC, were prepared in accordance with the requirements of the U.S. Exchange Act, and the rules and regulations promulgated thereunder.

(k)
Brazauro Financial Statements.  Brazauro’s audited financial statements as at and for the fiscal years ended January 31, 2009 and 2008 (including the notes thereto and related MD&A) and Brazauro’s unaudited financial statements as at and for the three and nine months ended October 31, 2009 (collectively, the “Brazauro Financial Statements”) were prepared in accordance with GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Brazauro’s independent auditors, or in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Brazauro and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Brazauro and its subsidiaries on a consolidated basis.  There has been no material change in Brazauro’s accounting policies, except as described in the notes to the Brazauro Financial Statements, since October 31, 2009, and to the knowledge of Brazuaro, the audited financial statements for the fiscal year ended January 31, 2010 are not anticipated to disclose any material information or material events that have occurred or which are expected to occur that would constitute a Material Adverse Effect.
(l)
Internal Controls and Financial Reporting. Brazauro has designed and implemented disclosure controls and procedures, to the extent appropriate for a company of Brazauro’s size and stage of development, to provide reasonable assurance that material information relating to Brazauro, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Brazauro by others within those entities, as appropriate to allow timely decisions regarding required disclosure, particularly during the periods in which filings are being prepared.  Brazauro has also designed and implemented internal controls over financial reporting (as defined in Rule 13a-15(e) under the U.S. Exchange Act), designed to the extent appropriate for a company of Brazauro’s size and stage of development, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles.  Brazauro has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to Brazauro’s auditors and the audit committee of Brazauro’s board of directors:

(i)
any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Brazauro’s ability to record, process, summarize and report financial information and has identified for Brazauro’s auditors and Brazauro’s board of directors any material weaknesses in internal control over financial reporting; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in Brazauro’s internal control over financial reporting.

(m)	Books and Records. The financial books, records and accounts of Brazauro and its subsidiaries, in all material respects:

(i)	have been maintained in accordance with Canadian Law;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Brazauro and its subsidiaries; and

(iii)	accurately and fairly reflect the basis for Brazauro Financial Statements.

(n)	Minute Books. Except as disclosed in Schedule 3.1(n) of the Disclosure Letter, the minute books of each of Brazauro and its subsidiaries are true and correct in all material respects; they contain the duly signed minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders.

(o)
No Undisclosed Liabilities. Brazauro and its subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Brazauro Financial Statements or, to the extent disclosed in Schedule 3.1(o) of the Disclosure Letter, incurred in the ordinary course of business since the date of the most recent financial statements of Brazauro filed on SEDAR.

(p)
No Material Change.  Since January 31, 2010, except as disclosed in the Brazauro Public Disclosure Record, there has been no material change in respect of Brazauro and its subsidiaries taken as a whole, and the debt, business and material property of Brazauro and its subsidiaries conform in all respects to the description thereof contained in the Brazauro Public Disclosure Record; and there has been no dividend or distribution of any kind declared, paid or made by Brazauro on any Brazauro Shares.

(q)
Litigation.  Except as disclosed in Schedule 3.1(q) of the Disclosure Letter, to the knowledge of Brazauro, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Brazauro, threatened affecting Brazauro or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither Brazauro nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(r)
Taxes. Except as disclosed in Schedule 3.1(r) of the Disclosure Letter, Brazauro and each of its subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are complete and correct in all material respects and none of its declared Tax credits has expired under the applicable statute of limitations:

(i)
Brazauro and each of its subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published Brazauro Financial Statements.

(ii)
Except as provided for in the Brazauro Financial Statements, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Brazauro or any of its subsidiaries, and neither Brazauro nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Brazauro, threatened against Brazauro or any of its subsidiaries or any of their respective assets, that would reasonably be expected to have a Material Adverse Effect.

(iii)
To the best of Brazauro’s knowledge, no claim has been made by any Governmental Entity in a jurisdiction where Brazauro and any of its subsidiaries does not file Returns that Brazauro or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(iv)
Other than as disclosed in Schedule 3.1(r)(iv) of the Disclosure Letter, there are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable) upon any of the assets of Brazauro or any of its subsidiaries.

(v)
Brazauro and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(vi)
There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Brazauro or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(vii)
Brazauro and each of its subsidiaries have given to Eldorado true, correct and complete copies of all their income and capital tax returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired, and there are no omissions in the foregoing.

(viii)	The Brazauro Shares are listed on a “recognised stock exchange” as defined by the Tax Act.

(s)	Property.

(i)	The:

(A)
Concessions are the only mining concessions, claims, leases, licenses, permits or other rights to explore for minerals that Brazauro or any of its subsidiaries have any legal or equitable interest in and, as disclosed in Schedule 3.1(s) of the Disclosure Letter, as are required to develop Agua Branca and Piranhas; and

(B)
Lands are the only interests in real property, including licences, leases, rights of way, surface rights, easements or other real property interests that Brazauro or an of its subsidiaries have any legal or equitable interest in and, except as disclosed in Schedule 3.1(s) of the Disclosure Letter, as are required to develop Agua Branca and Piranhas.

(ii)
Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, each Concession is in good standing and each Concession and all of the Lands are held by Brazauro or its subsidiaries are free and clear of all Liens.  The Disclosure Letter sets out an up to date, true and accurate list in all material respects of:

(A)	the interests of Brazauro and its subsidiaries in each of the Concessions and Lands; and

(B)
the agreement or document pursuant to which such Concessions and Lands were acquired by Brazauro or its subsidiaries identified in the Disclosure Letter is lawfully authorized to hold the interests in the Concessions and the Lands set out therein.

(iii)	Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, and applying customary standards in the mining industry in Brazil:

(A)	each Concession has been properly located and recorded in compliance with applicable Laws and are comprised of valid and subsisting mineral claims in each case in all material respects;

(B)	any and all assessment work required to be performed and filed under the Concessions has been performed and filed;

(C)	any and all Taxes and other payments required to be paid in respect of the Concessions and the Lands have been paid;

(D)	any and all filings required to be filed in respect of the Concessions and the Lands have been filed;

(E)	Brazauro or its subsidiaries have the exclusive right to deal with the Concessions and the Lands;

(F)	no other person has any material interest in the Concessions or the Lands or any right to acquire any such interest;

(G)
there are no back-in rights, earn-in rights, rights of first refusal, royalty rights or similar provisions which would materially affect Brazauro’s or its subsidiaries’ interests in the Concessions or the Lands; and

(H)
neither Brazauro nor its subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke Brazauro’s or any of its subsidiaries’ interests in the Concessions.

(iv)
Except as disclosed in Schedule 3.1(s) of the Disclosure Letter, all work and activities carried out on the Concessions and the Lands by Brazauro or any of its subsidiaries or, to the knowledge of Brazauro or any of its subsidiaries, by any other person appointed by Brazauro or any of its subsidiaries have been carried out in all material respects in compliance with all applicable Laws, and neither Brazauro nor any of its subsidiaries, nor, to the knowledge of Brazauro or any of its subsidiaries, any other person, has received any notice of any material breach of any such applicable Laws.

(v)	Brazauro and its subsidiaries have made full disclosure to Eldorado of all material facts of which Brazauro or any of its subsidiaries has knowledge relating to the Retained Projects, including the details of any bonds or cash deposits lodged or indemnities granted in respect thereof.

(t)
Contracts. Schedule 3.1(t) of the Disclosure Letter includes a complete and accurate list of all Material Contracts to which Brazauro or any of its subsidiaries is a party.  All Material Contracts are in full force and effect, and Brazauro or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof.  Brazauro has made available to Eldorado for inspection true and completed copies of all Material Contracts, and all such Material Contracts have been provided to Eldorado pursuant to its due diligence requests.  All of the Material Contracts are valid and binding obligations of Brazauro enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.  Brazauro and its subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no default or breach exists in respect thereof on the part of Brazauro or any of its subsidiaries or, to the knowledge of Brazauro or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts.  As at the date hereof, neither Brazauro nor any of its subsidiaries has received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Brazauro or any of its subsidiaries, no such action has been threatened.  Except as set out in Schedule 3.1(t) of the Disclosure Letter, neither Brazauro nor any of its subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Brazauro or any of its subsidiaries.

(u)
Permits.  Except as disclosed in Schedule 3.1(u) of the Disclosure Letter, Brazauro and each of its subsidiaries has obtained and is in compliance with all material Permits required by applicable Laws, necessary to conduct its current business as they are now being conducted or as intended to be conducted (which, for greater certainty, includes the exploration for mineral deposits), where the failure of holding or complying with such Permits would have a Material Adverse Effect on Brazauro.  None of Brazauro nor any of its subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such material Permits as are necessary to conduct its business as it is proposed to be conducted.

(v)	Intellectual Property.

(i)
All Intellectual Property owned by Brazauro and its subsidiaries has been created in whole or in part by current or past employees, consultants or independent contractors, any rights therein of such persons have been irrevocably assigned in writing to Brazauro or its subsidiaries and, as applicable, such persons have waived all moral rights in such person’s contribution to such Intellectual Property or component thereof;

(ii)
to the best of Brazauro’s knowledge, there is no infringement by third parties of any Intellectual Property owned, licensed or commercialized by Brazauro or its subsidiaries which is proposed to be carried on;

(iii)
there is no action, suit, proceeding or claim pending or to the best of Brazauro’s knowledge, threatened by others challenging Brazauro’s or its subsidiaries’ rights in or to any Intellectual Property or the validity or scope of any Intellectual Property owned, licensed or commercialized by Brazauro or its subsidiaries which is used for the conduct of Brazauro’s or its subsidiaries’ business as currently carried on or proposed to be carried on;

(iv)
Brazauro and its subsidiaries have not failed to maintain any application or registration, or to comply with any agreement or order of any court which would prevent it from owning, using or commercializing any Intellectual Property currently used, commercialized or proposed to be used or commercialized in the conduct of its business as currently carried on or proposed to be carried on; and

(v)
there is no prior patent, trademark, copyright or any other intellectual property that may render any patent application owned by Brazauro or its subsidiaries unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or that may have been required to be disclosed to the Canadian Intellectual Property Office, the European Patent Office or any similar intellectual property office in any country, as the case may be, which is used for the conduct of the business as currently carried on or proposed to be carried on.

(w)	HSR Act. As determined in accordance with the HSR Act and regulations thereunder, Brazauro and all entities controlled by Brazauro:

(i)
do not hold assets located in the United States (other than investment assets, voting or nonvoting securities of another person, and assets included pursuant to Section 801.40(d)(2) of the HSR Act) having a total fair market value of over USD$63,400,000; and

(ii)	have not made aggregate sales in or into the United States of over USD$63,400,000 in its most recent fiscal year, all within the meaning of the HSR Act.

(x)	Environmental Matters. To Brazauro’s knowledge, each of Brazauro and Brazauro’s subsidiaries and their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii)
is not a party to any litigation or administrative proceeding, nor so far as it knows is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges that it violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances,

(iv)
has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws;

(v)
is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(vi)
is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any Environmental Liabilities.

(y)
Mineral Resources.  The most recent estimated indicated, measured and inferred mineral resources disclosed in the Brazauro Public Disclosure Record have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practises and all applicable Laws, including NI 43-101. The information provided by Brazauro to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. Except as disclosed in Schedule 3.1(y) of the Disclosure Letter, no material mineral deposits are subject to illegal occupation.  There are no material outstanding unresolved comments of any Securities Authorities in respect of Brazauro’s disclosure in the Brazauro Public Disclosure Record.  There has been no material reduction in the aggregate amount of estimated mineral resources of Brazauro and its subsidiaries, on a consolidated basis, from the amounts disclosed in the Brazauro Public Disclosure Record.

(z)	Regulatory.

(i)
Brazauro and its subsidiaries have operated and are currently operating in material compliance with all applicable Laws, including all applicable rules, regulations, guidelines and policies of any regulatory or governmental agency having jurisdiction over Brazauro or its subsidiaries or their respective activities (collectively, the “Regulatory Authorities”); and

(ii)
Brazauro and its subsidiaries have operated and are currently operating their respective businesses in compliance with all licenses, permits, authorizations, approvals registrations and consents of the Regulatory Authorities (the “Regulatory Authorizations”) in all material respects and have made all requisite material declarations and filings with the Regulatory Authorities. Brazauro and its subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Brazauro or its subsidiaries to operate their respective businesses.

(aa)	Employee Benefits.

(i)
Brazauro and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon Brazauro or such subsidiary or in respect of which Brazauro or any of its subsidiaries has any actual or potential liability (collectively, the “Brazauro Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.

(ii)
Schedule 3.1(aa) of the Disclosure Letter sets forth a complete list of the Brazauro Benefit Plans. Current and complete copies of all written Brazauro Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Brazauro Benefit Plans which have been provided to persons entitled to benefits under the Brazauro Benefit Plans have been delivered or made available to Eldorado together with copies of all material documents relating to the Brazauro Benefit Plans.

(iii)
Each Brazauro Benefit Plan is and has been established, registered (if required), qualified, invested and administered, in all material respects, in compliance with the terms of such Brazauro Benefit Plan (including the terms of any documents in respect of such Brazauro Benefit Plan), all applicable Laws and any collective bargaining agreement relating thereto.

(iv)
All obligations of Brazauro or any of its subsidiaries regarding the Brazauro Benefit Plans have been satisfied in all material respects and no Taxes are owing or exigible under any of the Brazauro Benefit Plans by Brazauro or its subsidiaries except as disclosed in Schedule 3.1(aa) of the Disclosure Letter. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Brazauro Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws except as disclosed in Schedule 3.1(aa) of the Disclosure Letter.

(v)
Each Brazauro Benefit Plan is insured or funded in compliance with the terms of such Brazauro Benefit Plan, all applicable Laws and any collective bargaining agreement relating thereto and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Brazauro or any of its subsidiaries from any such Governmental Entities.

(vi)
To the knowledge of Brazauro, no Brazauro Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Brazauro Benefit Plan required to be registered or qualified.

(vii)
Except as disclosed in Schedule 3.1(aa) of the Disclosure Letter, Brazauro and its subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Brazauro Benefit Plan or to improve or change the benefits provided under any Brazauro Benefit Plan.

(viii)	There is no entity other than Brazauro and any of its subsidiaries participating in any Brazauro Benefit Plan.

(ix)
Except as disclosed in Schedule 3.1(aa) of the Disclosure Letter, none of the Brazauro Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees and where there are such Brazauro Benefit Plans disclosed in Schedule 3.1(aa), each such Brazauro Benefit Plan may be amended or terminated at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(x)
Except as disclosed in Schedule 3.1(aa) of the Disclosure Letter, neither the execution and delivery of this Agreement by Brazauro nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Brazauro with any of the provisions hereof shall, subject to Section 5.6, result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Brazauro or any of its subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits or acceleration of vesting, under any Brazauro Benefit Plan or securities compensation plan.

(xi)
All data necessary to administer each Brazauro Benefit Plan is in the possession of Brazauro or its subsidiaries or their respective agents and is in a form which is sufficient for the proper administration of the Brazauro Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(bb)	Labour and Employment.

(i)
Schedule 3.1(bb)(i) of the Disclosure Letter sets forth a complete list of all employees of Brazauro and its subsidiaries, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise).  Except as disclosed in Schedule 3.1(bb)(i) of the Disclosure Letter, no such employee is on long-term disability leave, extended absence or worker’s compensation leave. All current assessments under applicable workers compensation legislation in relation to the employees listed in Schedule 3.1(bb)(i) of the Disclosure Letter have been paid or accrued by Brazauro and its subsidiaries, as applicable, and Brazauro and its subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)	Except for those written employment contracts with salaried employees of Brazauro and any of its subsidiaries identified in Schedule 3.1(bb)(ii) of the

Disclosure Letter, there are no written contracts of employment entered into with any such employees or any oral contracts of employment. Except for those agreements or provisions described in Schedule 3.1(bb)(i) of the Disclosure Letter, no employee of Brazauro or of any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)
Schedule 3.1(bb)(iii) of the Disclosure Letter sets forth a complete list of the collective agreements, either directly or by operation of law, between Brazauro or any of its subsidiaries with any trade union or association which may qualify as a trade union.  Other than as disclosed in Schedule 3.1(bb)(iii) of the Disclosure Letter, there are no outstanding or, to the knowledge of Brazauro, threatened labour tribunal proceedings of any kind, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of Brazauro or any of its subsidiaries not already covered by a collective agreement.  Other than as disclosed in Schedule 3.1(bb)(iii) of the Disclosure Letter there are no threatened or apparent union organizing activities involving employees of Brazauro or any of its subsidiaries nor is Brazauro or any of its subsidiaries currently negotiating any of the collective agreements listed in Schedule 3.1(bb)(iii) of the Disclosure Letter.  There is no default or violation under any collective agreement listed in Schedule 3.1(bb)(iii) of the Disclosure Letter. There is no strike or lockout involving the employees covered by the collective agreements listed in Schedule 3.1(bb)(iii) of the Disclosure Letter.

(cc)
Compliance with Laws.  Brazauro and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(dd)
Absence of Cease Trade Orders.  No order ceasing or suspending trading in the Brazauro Shares (or any of them) or any other securities of Brazauro is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Brazauro, are pending, contemplated or threatened.

(ee)
Related Party Transactions.  Except as contemplated hereby or as disclosed in Schedule 3.1(ee) of the Disclosure Letter, to the knowledge of Brazauro, there are no Contracts or other transactions currently in place between Brazauro or any of its subsidiaries and:

(i)	to the knowledge of Brazauro, any officer or director of Brazauro or any of its subsidiaries;

(ii)	to the knowledge of Brazauro, any holder of record or beneficial owner of 10% or more of the Brazauro Shares; and

(iii)	to the knowledge of Brazauro, any affiliate or associate of any such officer, director, holder of record or beneficial owner.

(ff)
Expropriation.  No part of the property or assets of Brazauro or any of its subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Brazauro or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(gg)	Registration Rights. No Brazauro Shareholder has any right to compel Brazauro to register or otherwise qualify the Brazauro Shares (or any of them) for public sale or distribution.

(hh)
Rights of Other Persons.  Other than as disclosed in Schedule 3.1(hh) of the Disclosure Letter, no person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Brazauro or any of its subsidiaries, or any part thereof.

(ii)
Restrictions on Business Activities.  There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Brazauro or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Material Adverse Effect.

(jj)
Brokers.  Except as disclosed by Brazauro to Eldorado, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Brazauro, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set out in Schedule 3.1(jj) to the Disclosure Letter.

(kk)
Fees and Expenses.  Schedule 3.1(kk) of the Disclosure Letter sets forth the amount of fees and expenses reasonably attributable to this Agreement and the transactions contemplated hereby that Brazauro has incurred to date and expects to incur by the Effective Date (other than the fees and expenses payable to those brokers identified to Eldorado in Schedule 3.1(jj) of the Disclosure Letter) and the amount of such fees and expenses that has been paid to date.

(ll)
Insurance.  As of the date hereof, Brazauro and its subsidiaries have such policies of insurance as are listed in Schedule 3.1(ll) of the Disclosure Letter.  All insurance maintained by Brazauro or any of its subsidiaries is in full force and effect and in good standing and neither Brazauro nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Brazauro or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Brazauro or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(mm)
Information.  All information provided to Eldorado was accurate in all material respects as at its respective date as stated therein, or, if any information provided to Eldorado is undated, as of the date of its delivery to Eldorado for purposes of the transactions contemplated by this Agreement.

(nn)	United States Securities Laws.

(i)	Based on its analysis as of the end of its most recently completed second fiscal quarter, Brazauro is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act; and

(ii)
Based on its latest quarterly financial statements, Brazauro reasonably believes that it is not required to be registered as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

3.2	Survival of Representations and Warranties

The representations and warranties of Brazauro contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SUBCO AND ELDORADO

4.1	Representations and Warranties

Each of Subco and Eldorado hereby represents and warrants to and in favour of Brazauro as follows, and acknowledges that Brazauro is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Authority Relative to this Agreement.  Each of Subco and Eldorado has the requisite corporate authority and capacity to enter into and to perform their respective obligations under this Agreement. The execution and delivery of this Agreement by each of Eldorado and Subco, and the performance of their respective obligations thereunder have been authorized by their respective board of directors and no other corporate proceedings on their part are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by each of Subco and Eldorado and constitutes a legal, valid and binding obligation of each of Subco and Eldorado enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary.

(b)
Organization and Qualification.  Eldorado and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.  Eldorado, and each of its subsidiaries, has all Permits necessary to conduct its business substantially as now conducted, and is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not reasonably be expected to have a material adverse effect on Eldorado.

(c)
No Material Change.  Since December 31, 2009, except as disclosed in the Eldorado Public Disclosure Record, there has been no material change in respect of Eldorado and its subsidiaries, taken as a whole.

(d)
No Violations. Neither the execution and delivery of this Agreement by Subco or Eldorado nor the completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by each of Subco and Eldorado with any of the provisions hereof will violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the articles, bylaws or Laws governing Subco or Eldorado or any material contract or other instrument or obligation to which Subco or Eldorado or any of their respective subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Subco or Eldorado or any of their respective subsidiaries is bound and, in each case, individually or in the aggregate would materially adversely affect Subco’s or Eldorado’s ability to perform its obligations under this Agreement or violate any Law applicable to Subco or Eldorado or any of their respective subsidiaries or any of their respective properties or assets.

(e)
Capitalization.  The authorized share capital of Eldorado consists of an unlimited number of Eldorado Shares and an unlimited number of non-voting common shares (“Eldorado Non-Voting Shares”). As of the close of business on May 11, 2010, 538,762,651 Eldorado Shares are issued and outstanding, no Eldorado Non-Voting Shares are issued and outstanding, and an aggregate of up to 12,517,651 Eldorado Shares are issuable upon the exercise of 12,517,651 Eldorado Options and there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Eldorado of any securities of Eldorado (including Eldorado Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Eldorado (including Eldorado Shares) or subsidiaries of Eldorado.  Other than Eldorado Options, there are no securities of Eldorado or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Eldorado Shareholders on any matter.  There are no outstanding contractual or other obligations of Eldorado or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries, other than the Eldorado Options. There are no outstanding bonds, debentures or other evidences of indebtedness of Eldorado or any of its subsidiaries having the right to vote with the holders of the outstanding Eldorado Shares on any matters.

(f)
Reporting Status and Securities Laws Matters. Eldorado is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of the Provinces of Canada and is required to file reports pursuant to Section 13 or Section 15(d) of the U.S. Exchange Act.  No delisting, suspension of trading in or cease trading order with respect to any securities of and, to the knowledge of Eldorado, no inquiry or investigation (formal or informal) of any Securities Authority or the SEC, is in effect or ongoing or, to the knowledge of Eldorado, expected to be implemented or undertaken.

(g)
Public Filings.  Eldorado has filed all documents in the Eldorado Public Disclosure Record required to be filed by it in accordance with applicable Securities Laws, other than documents and information filed with the SEC, with the Securities Authorities or the TSX. Eldorado has filed all documents in the Eldorado Public Disclosure Record required to be filed with or furnished to the SEC.  All such documents and information comprising the Eldorado Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto):

(i)
did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(ii)
with respect to the documents and information filed on SEDAR, complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Eldorado Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX. Eldorado has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential; and

(iii)
with respect to the documents and information filed with or furnished to the SEC, were prepared in accordance with the requirements of the U.S. Exchange Act, and the rules and regulations promulgated thereunder.

(h)
Eldorado Financial Statements.  Eldorado’s audited financial statements as at and for the fiscal years ended December 31, 2009 and 2008 (including the notes thereto and related MD&A) and Eldorado’s unaudited financial statements as at and for the three months ended March 31, 2010 (the “Eldorado Financial Statements”) were prepared in accordance with GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Eldorado’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Eldorado and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Eldorado and its subsidiaries on a consolidated basis.  There has been no material change in Eldorado’s accounting policies, except as described in the notes to the Eldorado Financial Statements, since March 31, 2010.

(i)
Undisclosed Liabilities.  Eldorado and its subsidiaries have no outstanding indebtedness or liabilities and are not party to or bound by any suretyship, guarantee, indemnification, or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Eldorado Financial Statements or incurred in the ordinary course of business since the date of the most recent financial statements of Eldorado filed on SEDAR.

(j)
Litigation. To Eldorado’s knowledge, other than as disclosed in the Eldorado Public Disclosure Record, there are no material claims, actions, suits, grievance, complaints or proceedings pending or, to the knowledge of Eldorado, threatened affecting Eldorado or any of its subsidiaries or their respective property or assets at law or equity before or by any Governmental Entity, including matters arising under Environmental Laws which, individually or in the aggregate will have a material adverse effect on Eldorado.

(k)
Mineral Reserves and Resources. The most recent estimated, proven and probable mineral reserves and the estimated measured, indicated and inferred mineral resources of Eldorado, with respect to properties that are material to Eldorado as defined under NI 43-101, disclosed in the Eldorado Public Disclosure Record have been disclosed and prepared in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practises and all applicable Laws, including NI 43-101.  There are no material outstanding unresolved comments of any Securities Authority in respect of Eldorado’s disclosure in the Eldorado Public Disclosure Record.  There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Eldorado on a consolidated basis from the amounts disclosed publicly by Eldorado.

(l)
Issuance of Eldorado Shares. The Eldorado Shares to be issued pursuant to the Plan of Arrangement will, when issued, be duly and validly issued as fully paid and non-assessable common shares in the capital of Eldorado.

(m)
Absence of Cease Trade Orders.  No order ceasing or suspending trading in Eldorado Shares (or any of them) or any other securities of Eldorado is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Eldorado, are pending, contemplated or threatened.

(n)
Compliance with Laws.  Eldorado and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on the business, prospects, results of operations or financial condition of Eldorado and its subsidiaries, taken as a whole.

(o)	United States Securities Laws.

(i)	Eldorado is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act; and

(ii)	Eldorado is not required to be registered as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended;

(p)	Use of Short Form Prospectus. Eldorado meets the general eligibility requirements for use of a short form prospectus under National Instrument 44-101 – Short Form Prospectus Distributions.

4.2	Survival of Representations and Warranties

The representations and warranties of Subco and Eldorado contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS OF BRAZAURO AND ELDORADO

5.1	Covenants of Brazauro Regarding the Conduct of Business

Brazauro covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement, applicable Laws or any Governmental Entities or consented to by Eldorado in writing, Brazauro shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, Brazauro shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Eldorado (which consent shall not be unreasonably withheld or delayed):

(a)
take any action except in the ordinary course of business of Brazauro and its subsidiaries, and Brazauro shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships;

(b)
amend its notice of articles, articles, charter, by-laws or other comparable organizational documents or split, combine, reclassify or create a new class of any shares in the capital of Brazauro or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Brazauro Shares or other securities owned by any person or the securities of any subsidiary owned by a person other than Brazauro other than, in the case of any subsidiary wholly-owned by Brazauro, any dividends payable to Brazauro or any other wholly-owned subsidiary of Brazauro;

(c)
issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares or other securities of Brazauro or its subsidiaries, or any Brazauro Convertible Securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Brazauro or its subsidiaries, other than:

(i)	the issuance of Brazauro Shares issuable pursuant to the terms of the outstanding Brazauro Convertible Securities, and

(ii)	the grant of Brazauro Options pursuant to the terms of contractual commitments described in Schedule 5.1(c) of the Disclosure Letter;

(d)	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Brazauro or any of its subsidiaries,

(e)	amend the terms of any of its securities;

(f)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Brazauro or any of its subsidiaries;

(g)	amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP;

(h)
make or amend any Tax election, change any method of Tax accounting, settle or compromise any Tax liability, file any material amended Tax Return, enter into a closing agreement, surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(i)	enter into, modify or terminate any Contract with respect to any of the foregoing outside of the ordinary course of business;

(j)	except as set forth in Schedule 5.1(j) of the Disclosure Letter,

(i)
sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Brazauro or any of its subsidiaries, for an amount greater than $60,000 in the aggregate;

(ii)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase or agree to purchase of any other property or assets of any other person, for an amount greater than $60,000 in the aggregate;

(iii)
except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans, capital contributions, investments or advances;

(iv)	pay, discharge or satisfy any material claims, liabilities or obligations;

(v)	waive, release, grant or transfer any rights of material value; or

(vi)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(k)
enter into or modify any Contract or series of Contracts resulting in a new Contract or series of related new Contracts or modifications to an existing Contract or series of related existing Contracts outside of the ordinary course of business;

(l)	other than as is necessary to comply with existing Contracts, or in accordance with the Brazauro Benefit Plans:

(i)	grant to any officer, employee, consultant or director of Brazauro or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase;

(ii)	make any loan to any officer, employee, consultant or director of Brazauro or any of its subsidiaries;

(iii)
take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend such existing agreement) with, or hire or terminate employment (except for just cause) of, any officer, employee, consultant or director of Brazauro or any of its subsidiaries;

(iv)
increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Brazauro Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees of Brazauro or any of its subsidiaries;

(v)	increase compensation, bonus levels or other benefits payable to any director, executive officer, consultant or employee of Brazauro or any of its subsidiaries;

(vi)
provide for accelerated vesting, removal of restrictions or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time; or

(vii)	establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(m)
settle, pay, discharge, satisfy, compromise, waive, assign or release any action, claim or proceeding brought against Brazauro and/or any of its subsidiaries or any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement for an amount that exceeds $100,000 in the aggregate;

(n)
enter into any agreement or arrangement that limits or otherwise restricts in any material respect Brazauro or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Brazauro or any of its subsidiaries from competing in any manner;

(o)	waive, release or assign any material rights, claims or benefits of Brazauro or any of its subsidiaries;

(p)
enter into any agreement that if entered into prior to the date hereof would be a Material Contract or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(q)
change any method of Tax accounting, make or change any Tax election, file any materially amended Return, settle or compromise any Tax liability, agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(r)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits or any Approvals listed in Schedule 5.1(r) of the Disclosure Letter of or from any Governmental Entities necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for Approvals;

(s)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Brazauro to consummate the Arrangement or the other transactions contemplated by this Agreement, other than in connection with a Pre-Acquisition Reorganization;

(t)
take any action or enter into any transaction that would preclude the Canadian tax “bump” rules from applying upon a later amalgamation or winding-up of Brazauro (or its successor by amalgamation) including pursuant to paragraph 88(1)(c) and paragraph 88(1)(d) of the Tax Act; or

(u)	agree, resolve or commit to do any of the foregoing.

Brazauro shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Brazauro or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 7.8, none of Brazauro or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

Brazauro shall promptly notify Eldorado in writing of any circumstance or development that, to the knowledge of Brazauro, is or could reasonably be expected to constitute a Material Adverse Effect.

5.2	Covenants of Brazauro Relating to the Arrangement

Brazauro shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Brazauro or any of its subsidiaries under this Agreement, co-operate with Subco and Eldorado in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Brazauro shall and, where applicable, shall cause its subsidiaries to:

(a)	immediately defer the separation time of the SRP Rights under the Brazauro Shareholder Rights Plan and continue to defer the separation time unless otherwise requested by Eldorado;

(b)
on or before the date that is 5 days prior to the date on which the Interim Order is sought, cause New Brazauro to be incorporated and organized and enter into a binding instrument in favour of Eldorado and Subco, addressing the matters detailed in Schedule G hereof, and acceding to this Agreement as a party (the “New Brazauro Accession”);

(c)
on or immediately prior to the Effective Date, waive, suspend the operation of, terminate or otherwise render the Shareholder Rights Plan inoperative or ineffective as regards the Plan of Arrangement, it being understood that Brazauro will have no obligation to take any such action until all other conditions to the Plan of Arrangement have been satisfied or waived;

(d)
subject to obtaining confirmation that insurance coverage is maintained as contemplated in Section 7.8.1, and provided that the Effective Date has occurred, use its reasonable commercial efforts to cause such members of the Brazauro Board to resign as Eldorado may require, at the time and in the manner requested by Eldorado, as of the Effective Date, with a nominee of Eldorado to be appointed to the Brazauro Board immediately after each such resignation;

(e)
apply for and use its commercially reasonable efforts to obtain all Key Regulatory Approvals relating to Brazauro or any of its subsidiaries which are typically applied for by an offeree and, in doing so, keep Eldorado reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing Eldorado with copies of all related applications and notifications, in draft form (except where such material is confidential in which case it will be provided (subject to applicable Laws) to Eldorado Counsel on an “external counsel” basis), in order for Eldorado to provide its comments thereon, which shall be given due and reasonable consideration;

(f)
use its commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, all third party consents, approvals and notices required under any of the Material Contracts, and all Key Third Party Consents;

(g)	elect in its return of income under Part I of the Tax Act for its taxation year ending immediately before the acquisition of control of Brazauro not to have subsection 256(9) of the Tax Act apply;

(h)
use its commercially reasonable efforts so that the Section 3(a)(10) Exemption is available for the issuance of the Eldorado Shares, the Eldorado Conversion Options and the Eldorado Conversion Warrants and in fulfilling the provisions of Section 2.3 hereof; and

(i)	defend all lawsuits or other legal, regulatory or other proceedings against Brazauro challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.

5.3	Covenants of Eldorado Regarding the Performance of Obligations

5.3.1                       Eldorado shall, and shall cause its subsidiaries to, perform all obligations required or desirable to be performed by Eldorado or any of Eldorado’s subsidiaries under this Agreement, co-operate with Brazauro in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Eldorado shall and where appropriate shall cause its subsidiaries to:

(a)	apply for and use its commercially reasonable efforts to obtain all Key Regulatory Approvals relating to Eldorado or any of Eldorado’s subsidiaries which are typically applied for by an offeror and, in doing so, keep Brazauro reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing Brazauro with copies of all related applications and notifications in draft form (except where such material is confidential in which case it will be provided (subject to applicable Laws) to Brazauro Counsel on an “external counsel” basis), in order for Brazauro to provide its reasonable comments thereon;

(b)	subject to the terms and conditions of this Agreement and applicable Laws, issue the Eldorado Shares pursuant to the Plan of Arrangement at the time provided therein;

(c)	defend all lawsuits or other legal, regulatory or other proceedings against Eldorado challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d)
not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Eldorado or Subco to consummate the Arrangement or the other transactions contemplated by this Agreement;

(e)
use its commercially reasonable efforts so that the Section 3(a)(10) Exemption is available for the issuance of the Eldorado Shares, the Converted Eldorado Options and the Converted Eldorado Warrants and in fulfilling the provisions of Section 2.3 hereof;

(f)	not purchase common shares of Brazauro during the term of this Agreement, except pursuant to the terms of this Agreement and the Plan of Arrangement; and

(g)
apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX, and the approval of NYSE, of the Eldorado Shares to be issued in accordance with the terms of the Plan of Arrangement and, with respect to the TSX, all Eldorado Shares that would be issued on the exercise of any Converted Eldorado Options and Converted Eldorado Warrants pursuant to the Plan of Arrangement.

5.3.2	If, at any time prior to the Effective Date:

(a)
Eldorado effects a split, consolidation or other alteration of the issued and outstanding Eldorado Shares such that the Share Exchange Ratio no longer reflects the intention of the Parties in relation to the effect of the exchange of shares contemplated by the Arrangement, then the Board of Directors of Eldorado shall make such adjustments to the Share Exchange Ratio as, in their sole discretion and acting in good faith, they determine to be equitable in the circumstances; or

(b)
Eldorado amalgamates or merges with or into any other corporation or other entity (other than an amalgamation or merger which does not result in any reclassification of the outstanding Eldorado Shares or a change of the Eldorado Shares into other shares), then the Board of Directors of Eldorado shall ensure that, pursuant to the Arrangement, Brazauro Shareholders are entitled to receive, in lieu of the number of Eldorado Shares to which they were  theretofore entitled under the Arrangement, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of the transaction if, on the effective date or record date thereof, as the case may be, it had been the registered holder of the number of Eldorado Shares to which such holder was entitled upon completion of the Arrangement.

5.3.3                       If Eldorado or any of its affiliates acquire an Acquired Interest, then Eldorado or its affiliate, as applicable, shall grant to New Brazauro a right of first offer in respect of such Acquired Interest, for a term of 5 years following the acquisition and otherwise on the same terms as set out in Section 7.5.3, mutatis mutandis.

5.4	Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)
it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using its commercially reasonable efforts to:

(i)	obtain all Key Regulatory Approvals required to be obtained by it;

(ii)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement;

(iii)
oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement;

(iv)	co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; and

(v)
subject to the terms and conditions of this Agreement, not knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; and

(b)
it shall not, and shall cause its subsidiaries not to, take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the making or completion of the Plan of Arrangement except as permitted by this Agreement.

5.5	Pre-Acquisition Reorganization

(a)
Brazauro shall effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as Eldorado may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that Brazauro need not effect a Pre-Acquisition Reorganization which in the opinion of

Brazauro, acting reasonably (i) would require Brazauro to obtain the prior approval of the Brazauro Shareholders in respect of such Pre-Acquisition Reorganization other than at the Brazauro Meeting; or (ii) would impede or materially delay the consummation of the Arrangement.  Without limiting the foregoing and other than as set forth in clause (i) above, Brazauro shall use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and Brazauro shall cooperate with Subco in structuring, planning and implementing any such Pre-Acquisition Reorganization.  Subco shall provide written notice to Brazauro of any proposed Pre-Acquisition Reorganization at least 10 business days prior to the date of the Brazauro Meeting.  In addition:

(i)
any Pre-Acquisition Reorganization shall not become effective unless Eldorado shall have waived or confirmed in writing the satisfaction of all conditions in its favour in Section 6.1 and Section 6.2 and shall have confirmed in writing that it is prepared to promptly without condition (other than the satisfaction of the condition contemplated by Section 6.2(a)) proceed to effect the Arrangement;

(ii)	any Pre-Acquisition Reorganization shall not unreasonably interfere in material operations prior to the Effective Time of Brazauro or any of its subsidiaries;

(iii)
unless the Parties otherwise agree, any Pre-Acquisition Reorganization shall not require any filings with, notifications to or approvals of any Governmental Entity or third party (other than filing such Tax elections or notifications and prefilings or pre-clearances with corporations branches or similar Governmental Entities, as are necessary or advisable in the circumstances); and

(iv)	any Pre-Acquisition Reorganization shall not require Brazauro or any subsidiary to contravene any applicable Laws, their respective organizational documents or any Material Contract.

(b)
Each of Eldorado and Subco acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of Brazauro hereunder has been breached. Eldorado and Brazauro shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, Brazauro shall not be liable for the failure of Eldorado to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization.

(c)
If the arrangement is not completed Eldoraro shall forthwith reimburse Brazauro for all reasonable fees and expenses (including any professional fees and expenses) incurred by Brazauro and its subsidiaries in considering and effecting a Pre-Acquisition Reorganization (not including the incorporation and organization of New Brazauro or the transfer of the Spin-Off Property to New Brazauro) that was effected at Eldorado’s request and shall be responsible for any costs associated with reversing or voiding any Pre-Acquisition Reorganization that was effected at Eldorado’s request.

5.6	Employment Agreements

Following the approval of the Arrangement Resolution, Brazauro shall terminate all employment arrangements with employees of Brazauro and its subsidiaries that relate to the Retained Projects.  New Brazauro shall assume all termination obligations with respect to such employees of Brazauro and its subsidiaries, except for those employees related to the Retained Projects under employment agreements as are disclosed in Schedule 5.6 of the Disclosure Letter.  Eldorado will cause Brazauro to honour all termination obligations for the employees related to the Retained Projects under such employment agreements as are disclosed in Schedule 5.7 of the Disclosure Letter, including, without limitation, by paying to the individuals party to such agreements, in each case, such amounts as set out therein.

5.7	Eldorado Guarantee

Eldorado hereby unconditionally and irrevocably guarantees the due and punctual performance by Subco of each and every obligation of Subco arising under this Agreement and the Arrangement.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement, are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Brazauro Securityholders at the Brazauro Meeting in accordance with the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Brazauro and Eldorado, acting reasonably, on appeal or otherwise;

(c)
there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, against Eldorado or Brazauro which shall prevent the consummation of the Arrangement;

(d)
Eldorado Shares, Converted Eldorado Options and Converted Eldorado Warrants to be issued in the United States pursuant to the Arrangement shall be exempt from the registration requirements under the U.S. Securities Act;

(e)	the Key Regulatory Approvals shall have been obtained;

(f)	the Key Third Party Consents shall have been obtained;

(g)	if required by applicable Securities Laws:

(i)
relief shall have been obtained from any requirement of NI 43-101 which would require the filing on SEDAR by Brazauro or New Brazauro of a technical report in respect of any disclosure in the Brazauro Circular with respect to any material property of New Brazauro, provided that if any such relief granted requires the filing of a technical report prior to the Effective Time, such a technical report is filed by Brazauro prior to the Effective Time; or

(ii)	a technical report as required under NI 43-101 can be prepared so as to not unduly delay the Brazauro Meeting;

(h)	this Agreement shall not have been terminated in accordance with its terms; and

(i)
the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under applicable Securities Laws.

6.2	Additional Conditions Precedent to the Obligations of Subco and Eldorado

The obligations of Subco and Eldorado to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Subco and Eldorado and may be waived by Subco and Eldorado):

(a)
all covenants of Brazauro and its subsidiaries under this Agreement to be performed on or before the Effective Time which have not been waived by Eldorado shall have been duly performed by Brazauro and its subsidiaries in all material respects, and Eldorado shall have received a certificate of Brazauro addressed to Eldorado and dated the Effective Time, signed on behalf of Brazauro by two senior executive officers of Brazauro (on Brazauro’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)
all representations and warranties of Brazauro set forth in this Agreement qualified by the expression Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date) and all other representations and warranties shall be true in all material respects, except where any failure or failures of any such representations and warranties would not reasonably be expected to have a Material Adverse Effect on Brazauro; and Eldorado shall have received a certificate of Brazauro addressed to Eldorado and dated the Effective Time, signed on behalf of Brazauro by two senior executive officers of Brazauro (on Brazauro’s behalf and without personal liability), confirming the same as at the Effective Date;

(c)
no action, suit or proceeding, shall have been taken under any applicable Law or by any Governmental Entity, and no Law, policy, decision or directive (having the force of Law) shall have been enacted, promulgated, amended or applied, in each case:

(i)	to enjoin or prohibit the Plan of Arrangement or the transactions contemplated by this Agreement;

(ii)	which would render this Agreement or the Voting Agreements unenforceable in any way or frustrate the purpose and intent hereof or thereof; or

(iii)
resulting in any judgment or assessment of damages, directly or indirect, which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect with respect to Brazauro;

(d)	the Voting Agreements shall have been entered into by the Locked-Up Shareholders and:

(i)
all representations and warranties made by Locked-Up Shareholders who are Directors of Brazauro, the Chief Executive Officer or Chief Financial Officer of Brazauro (the “Senior Locked-Up Shareholders”) in the Voting Agreements shall be true and correct in all respects, without regard to materiality, as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date);

(ii)	the Senior Locked-Up Shareholders shall have complied in all material respects with all covenants set forth in the Voting Agreements that are to be complied with on or before the Effective Date;

(iii)	none of the Voting Agreements to which the Senior Locked-Up Shareholders are party shall have been terminated; and

(iv)	no event shall have occurred that, with notice or lapse of time or both, would give Eldorado the right to terminate any of the Voting Agreements;

(e)
since the date of this Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Brazauro;

(f)
all approvals, consents, registrations, permits, authorizations and other considerations, including the Key Third Party Consents, required to be obtained from any Governmental Entity or other Person that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement the failure of which to obtain, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Brazauro, shall have been obtained;

(g)	the number of Brazauro Shares and Brazauro Warrants held by securityholders who have validly exercised Dissent Rights is not more than 5% of the outstanding Brazauro Shares; and

(h)	not less than 5 days before the day that the Interim Order is sought, New Brazauro has been incorporated and organized and has entered into the New Brazauro Accession..

The foregoing conditions will be for the sole benefit of Subco and Eldorado and may be waived by them in whole or in part at any time.

6.3	Additional Conditions Precedent to the Obligations of Brazauro

The obligations of Brazauro to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Brazauro and may be waived by Brazauro):

(a)
all covenants of Subco and Eldorado under this Agreement to be performed on or before the Effective Time shall have been duly performed by Subco and Eldorado in all material respects, and Brazauro shall have received a certificate of Eldorado, addressed to Brazauro and dated the Effective Time, signed on behalf of Eldorado by two of its senior executive officers (on Eldorado’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
all representations and warranties of Subco and Eldorado set forth in this Agreement shall be true and correct in all respects, without regard to any materiality qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties (other than those contained in Section 4.1(a), 4.1(b) and 4.1(d)) to be so true and correct in all respects would not reasonably be expected to have a material adverse effect on Subco or Eldorado (it being a separate condition that the representations and warranties of Subco and Eldorado made in Section 4.1(a), 4.1(b) and 4.1(d) must be accurate in all respects when made and, except as contemplated by this Agreement, on and as of the Effective Time, as though made on and as of the Effective Time); and Brazauro shall have received a certificate of Subco and Eldorado, addressed to Brazauro and dated the Effective Time, signed on behalf of each of Subco and Eldorado by two senior executive officers of each of Subco and Eldorado (on Subco’s or Eldorado’s behalf and without personal liability), confirming the same as at the Effective Date; and

(c)
Eldorado shall have delivered evidence satisfactory to Brazauro of the conditional approval of the listing and posting for trading on the TSX, and the approval of NYSE, of the Eldorado Shares to be issued pursuant to the Plan of Arrangement.

The foregoing conditions will be for the sole benefit of Brazauro and may be waived by it in whole or in part at any time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)
cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this paragraph (a) shall not apply in the case of any event or state of facts resulting from actions or omissions of a Party which are permitted or required by this Agreement); or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

Eldorado and Subco may not exercise their rights to terminate this Agreement pursuant to Section 8.2.1(c)(iii) and Brazauro may not exercise its right to terminate this Agreement pursuant to Section 8.2.1(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of fifteen business days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to either the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period.  For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Agreement may not be terminated as a result of the cured breach.

7.2	Non-Solicitation

7.2.1                      Except as otherwise expressly provided in this Section 7.2, Brazauro shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Brazauro or any of its subsidiaries (collectively, the “Representatives”):

(a)
solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(b)	participate in any substantive discussions or negotiations with any person (other than Eldorado or any of its affiliates) regarding an Acquisition Proposal;

(c)	approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal;

(d)	accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement or other contract in respect of an Acquisition Proposal; or

(e)	make a Change in Recommendation.

7.2.2                      Except as otherwise provided in this Section 7.2, Brazauro shall, and shall cause its subsidiaries and Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by Brazauro, its subsidiaries or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, Brazauro will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding Brazauro and its subsidiaries previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding Brazauro and its subsidiaries.  Brazauro agrees that neither it nor any of its subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into and announcement of this Agreement by Brazauro, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2.2) and Brazauro undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof, provided that Brazauro shall not be prevented from considering any Superior Proposal if the provisions of this Section 7.2 are otherwise complied with.

7.2.3                      Notwithstanding Sections 7.2.1 and 7.2.2 and any other provision of this Agreement or of any other agreement between the Parties or between Brazauro and any other person, including the provisions of any confidentiality or standstill agreement, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution at the Brazauro Meeting, Brazauro receives a written Acquisition Proposal that the Brazauro Board determines in good faith, after consultation with its financial advisors and Brazauro Counsel, constitutes or, if consummated in accordance with its terms, could reasonably be expected to result in a Superior Proposal, then Brazauro may, provided it is in compliance with Section 7.2.4:

(a)	furnish information with respect to Brazauro and its subsidiaries to the person making such Acquisition Proposal; and/or

(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal,

provided that Brazauro shall not, and shall not allow its Representatives to, disclose any non-public information with respect to Brazauro to such person if such non public information has not been previously provided to, or is not concurrently provided to, Eldorado; and without Brazauro entering into a confidentiality agreement with such person containing terms and conditions that are customary for such agreements in the mining industry, but in no case that are no more favourable to such person than those found in the Confidentiality Agreement.

7.2.4                      Brazauro shall promptly notify Eldorado, at first orally and then in writing, within 24 hours of receipt of the Acquisition Proposal, if it receives an Acquisition Proposal, including the material terms and conditions thereof, and the identity of the person or persons making the Acquisition Proposal, and shall include copies of any such proposal, inquiry, offer or request, or any amendment to any of the foregoing. Brazauro shall thereafter also provide such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, as Eldorado may reasonably request. Brazauro shall keep Eldorado fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from Eldorado with respect thereto.

7.2.5                      Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.3, if at any time following the date of this Agreement and prior to obtaining the Brazauro Securityholder Approval at the Brazauro Meeting, Brazauro receives an Acquisition Proposal which the Brazauro Board concludes in good faith constitutes a Superior Proposal, then the Brazauro Board may, subject to compliance with the procedures set forth in Section 8.2, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal.

7.2.6                      Nothing contained in this Agreement shall prohibit the Brazauro Board from taking any action or making a Change in Recommendation or from making any disclosure to any securityholder of Brazauro prior to the Effective Time, if, in the good faith judgment of the Brazauro Board, after consultation with Brazauro Counsel, failure to take such action or make such disclosure would be inconsistent with the Brazauro Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under Securities Laws); provided that, for greater certainty, in the event of a Change of Recommendation and a termination by Eldorado of this Agreement pursuant to Section 8.2.1(c)(i), Brazauro shall pay the Termination Fee as required by Section 7.4. In addition, subject to the provisions of this Section 7.2 and Section 7.3, nothing contained in this Agreement shall prevent Brazauro or the Brazauro Board from calling and holding a meeting of Brazauro Shareholders, or any of them, requisitioned by Brazauro Shareholders, or any of them, in accordance with the BCBCA or ordered to be held by a court in accordance with applicable Laws.

7.3	Right to Match

7.3.1                      Brazauro covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2.3) unless:

(a)	Brazauro has complied with its obligations under Section 7.2 and has provided Eldorado with a copy of the Superior Proposal; and

(b)	a period (the “Response Period”) of five business days has elapsed from the date that is the later of:

(i)
the date on which Eldorado receives written notice from the Brazauro Board that the Brazauro Board has determined, subject only to compliance with this Section 7.3, to accept, approve, endorse, recommend or enter into a definitive agreement with respect to such Superior Proposal; and

(ii)	the date Eldorado receives a copy of the Superior Proposal.

7.3.2                      During the Response Period, Eldorado will have the right, but not the obligation, to offer to amend this Agreement and the Plan of Arrangement, including an increase in, or modification of, the aggregate consideration.  The Brazauro Board shall review any such offer by Eldorado to amend this Agreement and the Plan of Arrangement to determine whether the Acquisition Proposal to which Eldorado is responding would continue to be a Superior Proposal when assessed against the Arrangement as it is proposed in writing by Eldorado to be amended.  If the Brazauro Board determines that the Acquisition Proposal no longer constitutes a Superior Proposal, the Brazauro Board, will cause Brazauro to enter into an amendment to this Agreement with Eldorado incorporating the amendments to the Agreement and Plan of Arrangement as set out in the written offer to amend, and will promptly reaffirm its recommendation of the Arrangement and by the prompt issuance of a press release to that effect.  If the Brazauro Board determines that the Acquisition Proposal continues to be a Superior Proposal, Brazauro may approve and recommend that holders of Brazauro Shares accept such Superior Proposal and may terminate this Agreement pursuant to Section 8.2.1(d)(i) in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

7.3.3                      Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of the Brazauro Shares shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and Eldorado shall be afforded a new Response Period and the rights afforded in paragraph 7.3.2 in respect of each such Acquisition Proposal.

7.3.4                      Where at any time before the Brazauro Meeting, Brazauro has provided Eldorado with a notice under Section 7.3.1 hereof, an Acquisition Proposal has been publicly disclosed or announced, and the Response Period has not elapsed, then, subject to applicable Laws, at Eldorado’s request, Brazauro will postpone or adjourn the Brazauro Meeting at the Brazauro Meeting (but not beforehand without Eldorado’s consent) to a date acceptable to Eldorado, acting reasonably, which shall not be later than ten days after the scheduled date of the Brazauro Meeting and shall, in the event that Eldorado and Brazauro amend the terms of this Agreement pursuant to Section 7.3.2 hereof, ensure that the details of such amended Agreement are communicated to the Brazauro Securityholders prior to the resumption of the adjourned Brazauro Meeting.

7.4	Expenses and Termination Fees

7.4.1                      Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

7.4.2                      If a Termination Fee Event occurs, Brazauro shall pay Eldorado (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.4.4.

7.4.3                      For the purposes of this Agreement, “Termination Fee Event” means the termination of this Agreement:

(a)	by Eldorado, pursuant to:

(i)	Section 8.2.1(c)(i);

(ii)	Section 8.2.1(c)(iii), provided that the breach is a material breach of a covenant;

(iii)	Section 8.2.1(c)(iv), provided that the breach is a material breach; or

(iv)	or Section 8.2.1(c)(vi);

(b)	by Brazauro, pursuant to Section 8.2.1(d)(i); or

(c)
by Eldorado, pursuant to Section 8.2.1(b)(i), or Section 8.2.1(c)(v) or by either Party pursuant to 8.2.1(b)(iii), but only if, in the case of this paragraph (c), prior to the earlier of the termination of this Agreement or the holding of the Brazauro Meeting, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Brazauro shall have been made to Brazauro or publicly announced by any person (other than Eldorado, Subco or any of its affiliates) and within twelve months following the date of such termination:

(i)	the Acquisition Proposal is consummated; or

(ii)
Brazauro and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Brazauro Board approves or recommends, such Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.4.3(c), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

7.4.4                      If a Termination Fee Event occurs due to a termination of this Agreement by Brazauro pursuant to Section 8.2.1(d)(i), or by Eldorado pursuant to Section 8.2.1(c)(i) or Section 8.2.1(c)(vi), the Termination Fee shall be payable simultaneously with the occurrence of such Termination Fee Event.  If a Termination Fee Event occurs due to a termination of this Agreement by Eldorado pursuant to Section 8.2.1(c)(iv), the Termination Fee shall be payable within two business days following such Termination Fee Event.  If a Termination Fee Event occurs in the circumstances set out in Section 7.4.3(c), the Termination Fee shall be payable within two business days following the closing of the applicable transaction referred to therein.

7.4.5                      Each of the Parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Brazauro irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Eldorado is entitled to the Termination Fee and such Termination Fee is paid in full, subject to Section 7.4.6, Eldorado shall be precluded from any other remedy against Brazauro at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Brazauro or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

7.4.6                      Nothing in this Section 7.4 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement.

7.4.7                      Nothing in this Section 7.4 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4.8                      In no event shall Brazauro be obligated to pay to Eldorado an amount in respect of the termination of this Agreement that is, in aggregate, in excess of the Termination Fee.

7.5	Spin-Off

7.5.1                      The Parties agree that, pursuant to the Plan of Arrangement, the Spin-Off Property will be transferred to New Brazauro on the Effective Date and that Eldorado will provide funding to New Brazauro in the amount of Canadian $10,000,000, which funding shall not give Eldorado any rights or interests in New Brazauro of any nature whatsoever.  The transfer of the Spin-Off Property and the funding of New Brazauro by Eldorado shall be structured with a view to minimizing the tax consequences on the Parties and their respective securityholders.

7.5.2	The Parties hereby acknowledge that the Spin-Off Property has a nominal value.

7.5.3                      As part of the Arrangement, New Brazauro will grant Eldorado a right of first offer over the existing mineral exploration properties of New Brazauro at the Effective Time, but excluding “Project

Phoenix” and any other corporate opportunities, such that until May 15, 2015 (the “ROFO Expiry Date”), if New Brazauro or any New Brazauro affiliate wishes to:

(a)
sell an interest in or to enter into a joint venture in respect to the development of any of the exploration assets acquired by New Brazauro as part of the Spin-Off Property (but excluding any sale or joint venture arising pursuant to back-in rights to which the relevant interest is subject); or

(b)	abandon or fail to renew any mineral or property right or concession or authorization,

then New Brazauro will give notice to such effect to Eldorado and in such notice detail the nature of the proposed transaction and the price therefore.  Eldorado shall then have the right for a period of 30 days in which, with New Brazauro co-operation, to conduct due diligence in regards thereto and within such period to give notice to New Brazauro that it elects to so purchase or joint venture, as the case may be. If Eldorado gives such notice then the appropriate parties shall enter into and consummate such sale or joint venture, as the case may be, and if the latter, then substantially on the terms of the joint venture agreement defined as the “JVA” pursuant to the July 8, 2008 option agreement between the parties, among others, pertaining to the Tocantinzinho Project (the “Option Agreement”), with such changes as are necessary to reflect the terms of sale. If Eldorado either gives notice to New Brazauro that it is not interested in so purchasing or fails to give notice within such 30 day period, then New Brazauro or the respective New Brazauro affiliate may abandon or fail to renew or sell to or joint venture with, as the case may be, any other third party on the terms offered to Eldorado or better (for New Brazauro or such New Brazauro affiliate).  If such abandonment or failure to renew or transaction is not consummated within 120 days of expiry of the 30 day period referred to above (an aggregate of 150 days from the date of the original notice from New Brazauro to Eldorado), then the entire process shall again be required.  For greater certainty, the right of first offer shall not apply to the issuance of securities of New Brazauro or a change of control of New Brazauro.

7.6	Option Extension

If the Arrangement has not closed by the First Option Deadline under the Option Agreement (as defined therein), then the parties agree that the First Option Deadline shall be deemed extended for a period of 60 days.

7.7	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Brazauro shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Eldorado and to the officers, employees, agents and representatives of Eldorado such access as Eldorado may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Eldorado with all data and information as Eldorado may reasonably request.  Eldorado and Brazauro acknowledge and agree that information furnished pursuant to this Section 7.7 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.8	Insurance and Indemnification

7.8.1                      Eldorado will, or will cause Brazauro and those subsidiaries forming part of the Retained Property, maintain in effect without any reduction in scope or coverage for six years from the Effective

Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by Brazauro and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that Eldorado acknowledges and agrees that prior to the Effective Date, Brazauro may, in the alternative, purchase run-off directors’ and officers’ liability insurance for a period of up to six years from the Effective Date.

7.8.2                      Eldorado agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Brazauro and those subsidiaries forming part of the Retained Property to the extent that they are disclosed in Schedule 7.8.2 of the Disclosure Letter, and acknowledges that such rights,  to the extent that they are disclosed in Schedule 7.8.2 of the Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

7.8.3                      The provisions of this Section 7.8 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Brazauro hereby confirms that it is acting as agent and trustee on their behalf.  Furthermore, this Section 7.8 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

8.2.1                      This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Brazauro Securityholders or the Arrangement by the Court):

(a)	by mutual written agreement of Brazauro and Eldorado; or

(b)	by either Brazauro or Eldorado, if:

(i)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2.1(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Brazauro or Eldorado from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(iii)
the Arrangement Resolution shall have failed to obtain the Brazauro Securityholder Approval at the Brazauro Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

(c)	by Eldorado, if:

(i)
prior to obtaining the Brazauro Securityholder Approval, the Brazauro Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Eldorado or fails to reaffirm its recommendation of the Arrangement within five business days (and in any case prior to the Brazauro Meeting) after having been requested in writing by Eldorado to do so, in a manner adverse to Eldorado, (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five business days (or beyond the date which is one day prior to the Brazauro Meeting, if sooner) shall be considered an adverse modification) (a “Change in Recommendation”); or

(ii)
any of the conditions set forth in Section 6.1 or Section 6.2 is not satisfied, and such condition is incapable of being satisfied by the Outside Date, provided that Eldorado shall not be able to terminate under this Section if the condition in Section 6.2(b) is not satisfied and Eldorado was aware or ought to have been aware of the material breach of the representation and warranty by virtue of its role as operator under the Option Agreement;

(iii)
subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brazauro set forth in this Agreement (other than as set forth in Section 7.2) shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Eldorado is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(iv)
Brazauro is in breach or in default of any of its obligations or covenants set forth in Section 7.2 other than an immaterial breach of Brazauro’s obligation under Section 7.2 to provide notice of an Acquisition Proposal to Eldorado within a prescribed period;

(v)
the Brazauro Meeting has not occurred on or before August 1, 2010, provided that the right to terminate this Agreement pursuant to this Section 8.2.1(c)(v) shall not be available to Eldorado if the failure by Eldorado to fulfil any obligation hereunder is the cause of, or results in, the failure of the Brazauro Meeting to occur on or before such date; or

(vi)	the Brazauro Board authorizes Brazauro to enter into a binding written agreement relating to a Superior Proposal;

(d)	by Brazauro, if

(i)
the Brazauro Board authorizes Brazauro, subject to complying with the terms of this Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, Brazauro pays the Termination Fee payable pursuant to Section 7.4;

(ii)	any of the conditions set forth in Section 6.1 or Section 6.3 is not satisfied, and such condition is incapable of being satisfied by the Outside Date; or

(iii)
subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Eldorado set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Brazauro is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied.

8.2.2                      The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2.1(a)) shall give notice of such termination to the other Parties.

8.2.3                      If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.2.3 and Sections 7.4, 9.3, 9.6 and 9.7 shall survive any termination hereof pursuant to Section 8.2.1; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising on or prior to such termination.

8.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Brazauro Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

8.4	Waiver

Any Party may:

(a)	extend the time for the performance of any of the obligations or acts of the other Party;

(b)	waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party,

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived; and provided further that, for the purposes of this Section 8.4, Subco and Eldorado shall be deemed to constitute one and the same Party.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”).  Eldorado and Subco shall not disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.  If Eldorado and Subco complete the transactions contemplated by this Agreement, Eldorado and Subco shall not, following Closing, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by Brazauro prior to the Closing;

(b)	which does not relate directly to the carrying on of Brazauro’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented; and

(c)	as otherwise required by law.

Eldorado and Subco shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure.  Eldorado and Subco shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information in their possession.  If this Agreement shall be terminated, Eldorado and Subco shall promptly deliver to Brazauro all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally and if sent by facsimile and received by the recipient, as evidenced by a transmission report, on a business day between the hours of midnight and 5:00 p.m. recipient local time on that business day, provided if it is received later or not on a business day, then the next business day, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Brazauro:

Brazauro Resources Corp.
16360 Park Ten Place, Suite 217
Houston - Texas 77084

Attention:	Mark E. Jones
Fax:	+1 (281) 579-9799

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3

Attention:	Bob J. Wooder
Facsimile:	604-631-3309

(b)	if to Eldorado:

1188 – 550 Burrard Street
Vancouver, BC V6C 2B5

Attention:	Dawn Moss
Facsimile:	(604) 687- 4026

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
Suite 2900 – 550 Burrard Street
Vancouver, BC  V6C 0A3

Attention:	Josh Lewis
Facsimile:	(604) 632 - 4853

9.3	Governing Law; Waiver of Jury Trial

This Agreement, other than the Plan of Arrangement, which shall be governed by the laws of the Province of British Columbia, shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 7.4, the Parties agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

9.6.1                      Eldorado or Subco may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a direct or indirect subsidiary of Eldorado, provided that if such assignment and/or assumption takes place, Eldorado shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder.  This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

9.6.2                      Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.6.3                      This Agreement (including the exhibits and schedules hereto and the Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

9.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF Subco, Eldorado and Brazauro have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELDORADO GOLD HOLDINGS (BC) LTD.

By:
Name:
Title:

ELDORADO GOLD CORPORATION

By:
Name:
Title:

BRAZAURO RESOURCES CORPORATION

By:
Name:
Title: